Exhibit 4.1

7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest Par Value $0.01 Each	7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest Par Value $0.01 Each

CUSIP No. 229663 208

CubeSmart
A Real Estate Investment Trust Formed Under The Laws of the
State of Maryland
This Certificate is Transferable in New York, New York

This certifies that

is the owner of

FULLY PAID AND NON-ASSESSABLE 7.75% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES OF BENEFICIAL INTEREST, PAR VALUE $0.01 PER SHARE, OF

CUBESMART

a Maryland real estate investment trust (the “Trust”), transferable on the books of the Trust (except as noted on the reverse of this Certificate) by the holder hereof in person or by its duly authorized attorney on surrender of this Certificate properly endorsed.  This Certificate and the shares evidenced hereby are issued and shall be held subject to all of the provisions of the Declaration of Trust and Bylaws of the Trust and any amendments thereto.

Witness the facsimile seal of the Trust and the signatures of its duly authorized officers.

Dated:	President:

Secretary:

CUBESMART
SEAL
MARYLAND

SEE REVERSE FOR IMPORTANT NOTICE

ON TRANSFER RESTRICTIONS

AND OTHER INFORMATION

CUBESMART

The Trust will furnish to any shareholder, on request and without charge, a full statement of the information required by Section 8-203(d) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the shares of each class of beneficial interest which the Trust has authority to issue and, if the Trust is authorized to issue any preferred or special class in series, (i) the differences in the relative rights and preferences between the shares of each series to the extent they have been set, and (ii) the authority  of the Board of Trustees to set the relative rights and preferences of subsequent series.  The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Trust’s Declaration of Trust, as the same may be amended from time to time, a copy of which will be sent without charge to each shareholder who so requests.  Such request must be made to the Secretary of the Trust at its principal office

The shares evidenced by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer. Subject to certain further restrictions and except as expressly provided in the Trust’s Declaration of Trust, (i) no Person may Beneficially Own or Constructively Own Common Shares of the Trust in excess of 5 percent (in value or number of shares, whichever is more restrictive) of the outstanding Common Shares, other than (A) an Excepted Holder, or (B) a Designated Investment Entity; (ii) no Person may Beneficially Own or Constructively Own Preferred Shares of the Trust in excess of 9.8 percent (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of Preferred Shares of the Trust; (iii) no Excepted Holder may Beneficially Own or Constructively Own Common Shares in excess of the Excepted Holder Limit for such Excepted Holder, as set forth in the Trust’s Declaration of Trust; (iv) no Designated Investment Entity may Beneficially Own or Constructively Own Common Shares of the Trust in excess of 9.8 percent (in value or number of shares, whichever is more restrictive) of the outstanding Common Shares of the Trust; (v) no Person may Beneficially Own Shares that would result in the Trust being “closely held” under Section 856(h) of the Internal Revenue Code of 1986 (the “Code”) or otherwise cause the Trust to fail to qualify as a real estate investment trust under the Code; and (vi) no Person may Transfer Shares if such Transfer would result in Shares of the Trust being owned by fewer than 100 Persons. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own Shares which cause or will cause a Person to Beneficially Own or Constructively Own Shares in excess or in violation of the limitations set forth in the Trust’s Declaration of Trust must immediately notify the Trust. If any of the restrictions on transfer or ownership are violated, the Shares represented hereby will be automatically transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. A Person who attempts to Beneficially Own or Constructively Own Shares in violation of the ownership limitations described above shall have no claim, cause of action, or any recourse whatsoever against a transferor of such Shares. All capitalized terms in this legend have the meanings defined in the Trust’s Declaration of Trust, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Shares of the Trust on request and without charge.

KEEP THIS CERTIFICATE IN A SAFE PLACE.  IF IT IS LOST, STOLEN OR DESTROYED, THE TRUST WILL REQUIRE A BOND OR INDEMNITY AS A CONDITION TO THE ISSUANCE OF A REPLACEMENT CERTIFICATE.

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM – as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT – as tenants by the entireties	(Cust) (Minor)
JT TEN – as joint tenants with right of
survivorship and not as	under Uniform Gifts Minors
tenants in common	Act of
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED,                           HEREBY SELL, ASSIGN AND TRANSFER UNTO

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address Including Zip Code, of Assignee

                                                                                                                                                                  (           )

SHARES OF BENEFICIAL INTEREST OF THE TRUST REPRESENTED BY THE WITHIN CERTIFICATE, AND DO HEREBY IRREVOCABLY CONSTITUTE AND APPOINT

                                                                                                                                                                   ATTORNEY TO TRANSFER THE SAID SHARES OF BENEFICIAL INTEREST ON THE BOOKS OF THE TRUST, WITH FULL POWER OF SUBSTITUTION IN THE PREMISES.

Dated:	NOTICE: The Signature To This Assignment Must Correspond With The Name As Written Upon The Face Of The Certificate In Every Particular, Without Alteration Or Enlargement Or Any Change Whatever.

Signature Guaranteed By:	Signature(s)